UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2012

Rose Rock Midstream, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35365	45-2934823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Warren Place
6120 S. Yale Avenue, Suite 700
Tulsa, Oklahoma 74136-4216
(Address of principal executive offices)

(918) 524-7700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on November 10, 2011, Rose Rock Midstream, L.P. (the “Partnership”) entered into a Credit Agreement (the “Credit Agreement”) with certain subsidiaries of the Partnership, as guarantors (the “Guarantors”), the lenders party thereto (the “Lenders”), and The Royal Bank of Scotland plc, as administrative agent and collateral agent (in such capacities, the “Agent”) for the Lenders. On September 26, 2012, the Partnership entered into a First Amendment to the Credit Agreement (the “Amendment”) with the Guarantors, the Lenders, and the Agent, which amended the Credit Agreement to (i) permit Incremental Revolving Commitments (as defined) in an aggregate amount not to exceed $400 million (an increase of $200 million), (ii) permit the investment in equity interests of SemCrude Pipeline, L.L.C., a Delaware limited liability company (“SemCrude Pipeline”), in one or more related or unrelated transactions, (iii) provided that the Partnership has acquired equity interests of SemCrude Pipeline, permit up to $71 million of investments in SemCrude Pipeline for the prompt contribution or other funding thereof to White Cliffs Pipeline, L.L.C. (“White Cliffs”), for the purposes of funding certain expected expansion projects by White Cliffs, (iv) permit additional investments not otherwise permitted in an aggregate amount not to exceed the greater of (a) $40 million and (b) 10% of Consolidated Net Tangible Assets (as defined) plus any return of capital actually received by the Partnership in respect of certain investments previously made by the Partnership, and (v) include a negative pledge on White Cliffs.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Amendment to the Credit Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ROSE ROCK MIDSTREAM, L.P.

By:    Rose Rock Midstream GP, LLC
its general partner

Date: October 2, 2012
By:     /s/ Robert N. Fitzgerald_____
Robert N. Fitzgerald
Senior Vice President and
Chief Financial Officer

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